Exhibit 99.1

                 Pacific Capital Bancorp Reports 39%
             Increase in First Quarter Earnings Per Share


    SANTA BARBARA, Calif.--(BUSINESS WIRE)--April 26, 2005--Pacific Capital Bancorp (Nasdaq:PCBC):

    Highlights

    --  Earnings per share of $1.29, compared with $0.93 in Q1 2004

    --  Annualized core loan growth of 13.5% during the first quarter

    --  Core non-interest income increases 5% over prior year

    --  Full year 2005 EPS guidance increased to $2.30 to $2.38

    Pacific Capital Bancorp (Nasdaq:PCBC), a community bank holding company with $6.2 billion in assets, today announced financial results for the first quarter ended March 31, 2005.
    Net income for the first quarter was $59.4 million, a 39% increase from $42.6 million in net income reported for the first quarter of 2004. Earnings per share for the first quarter of 2005 were $1.29, also a 39% increase from earnings per share of $0.93 reported for the first quarter of 2004.
    Pacific Capital Bancorp's return on average equity (ROE) and return on average assets (ROA) for the first quarter of 2005 were 50.78% and 3.69%, respectively, compared to 42.15% and 3.09%, respectively, for the first quarter of 2004. Excluding the impact of the Refund Anticipation Loan (RAL) and Refund Transfer (RT) programs, the Company's ROE and ROA for the first quarter of 2005 were 25.39% and 1.56%, respectively, compared to 21.89% and 1.54%, respectively, for the first quarter of 2004.
    "Our significant year-over-year EPS growth reflects strong performances by both the core bank and our seasonal RAL/RT business," said William S. Thomas, Jr., President and Chief Executive Officer of Pacific Capital Bancorp. "Consumer demand for RALs and RTs remains very healthy, which helped drive a 58% increase in our pre-tax income from these programs during the first quarter. However, the expected shift of a larger portion of our RAL/RT income into the second quarter did not occur. As a result, we believe the first quarter will contain all of the RAL/RT income that we will recognize for 2005.
    "Within the core bank operations, we saw a continuation of the key trends that drove our strong performance in 2004 -- solid loan growth and excellent asset quality. Excluding short-term holiday loans and RALs, our core loan portfolio increased at an annualized rate of 13.5% during the first quarter, while our non-performing assets remained well within our targeted levels. In addition, we saw a solid increase in our core non-interest income, driven by growth in our Trust division and more customers utilizing the debit card features on their checking accounts," said Thomas.

    RAL/RT Programs

    The Company's RAL and RT programs generated $65.5 million in pre-tax income during the first quarter of 2005, an increase from $41.4 million during the same period in 2004. Total volume for these programs was 5.1 million transactions during the first quarter, a 10.9% increase over the 4.6 million transactions processed in the first quarter of the prior year. RTs accounted for 70% of the transactions, and RALs comprised the remaining 30% in the first quarter of 2005, which compares to a mix of 69% RTs and 31% RALs in 2004.
    Consistent with the Company's expectations, net charge-offs related to the RAL program significantly increased as a result of the new terms in place with Jackson-Hewitt for the 2005 program. This increase in net charge-offs was more than offset by the receipt of a larger percentage of the RAL fees generated by Jackson-Hewitt, resulting in an overall increase in the level of profitability of the 2005 RAL/RT programs.
    The RAL program generates minimal revenue in the second half of the year, but operating expenses continue to be incurred, which results in the program generating a net loss in the third and fourth quarters. As a result, the first quarter of the year generates more than 100% of the RAL-related income, which is then offset by operating expenses later in the year.
    As it has in previous years, the Company sold a portion of its 2005 RALs through a securitization and recorded a gain on sale of $26.0 million, compared to a gain on sale of $2.9 million in 2004. To achieve more efficient funding for the RAL program, the Company made use of a revolving securitization in the first quarter of 2005, which allowed it to securitize a greater number of RALs.

    Income Statement

    Throughout this press release, the Company has presented certain amounts and ratios that are computed both with and without the impact of the Company's RAL/RT programs. The Company's management utilizes the non-RAL/RT information in the evaluation of its core banking operations and believes that the investment community also finds this information valuable. The information that excludes balances and results of the RAL/RT programs is reconciled to the consolidated information prepared in accordance with Generally Accepted Accounting Principles in tables at the end of this release.
    During the first quarter, total interest income was $145.3 million, compared with $100.8 million in the same quarter of 2004. Excluding RALs, total interest income was $82.9 million, compared with $65.7 million in the same quarter of 2004. The increase in total interest income excluding the impact of RALs was primarily attributable to the growth in the loan and securities portfolio, and to higher yields on loans and securities as well.
    Total interest expense for the first quarter of 2005 was $22.9 million, compared with $14.9 million for the first quarter of 2004. Excluding RALs, total interest expense was $21.0 million, compared with $14.2 million in the same quarter of 2004. The increase in total interest expense excluding RALs resulted from the growth in deposits over the past year, as well as higher borrowings incurred to support loan growth.
    Net interest margin for the first quarter of 2005 was 8.20%, which compares with 6.77% in the first quarter of 2004. Exclusive of RALs in both periods, net interest margin in the first quarter of 2005 was 4.67%, which compares with 4.63% in the first quarter of 2004. This also compares with a net interest margin of 4.31% in the fourth quarter of 2004, exclusive of RALs. The sequential quarter increase in net interest margin, exclusive of RALs, is primarily attributable to the impact of recent increases in prevailing interest rates on the asset side of the Bank's balance sheet, while rates on most deposit accounts have not had material changes.
    Non-interest revenue was $65.2 million, compared with $36.6 million in the first quarter of 2004. The increase is primarily attributable to a larger net gain on sale of RALs in the first quarter of 2005. Excluding the impact of the RAL/RT programs, non-interest revenue was $13.7 million in the first quarter of 2005, an increase of 5% over $13.0 million in the same period of the prior year.

    Total non-interest revenue includes the following items:

    -- Service charges on deposit accounts increased during the first quarter of 2005 to $4.3 million, up 6.3% over the first quarter of 2004.

    -- Fees generated by the Company's Trust & Investment Services Division in the first quarter of 2005 were $4.4 million, a 7.4% increase from $4.1 million in the first quarter of 2004.

    -- Income from other service charges, commissions and fees was $7.9 million, an increase of 35% over $5.8 million recorded in the same period for the previous year. The increase is primarily attributable to higher fees from debit cards, RAL collection fees, interest rate swaps, stand-by letters of credit, and the servicing of SBA loans.

    The Company's operating efficiency ratio for the first quarter of 2005 was 28.27%, compared with 37.95% in the same period last year. Excluding the impact of the RAL/RT programs in these periods, the Company's operating efficiency ratio for the first quarter of 2005 was 57.64%, compared with 59.73% in the same period last year and 59.94% in the fourth quarter of 2004. The improvement in the operating efficiency ratio (excluding RALs) from the previous year is attributable to higher levels of revenue generated by the Company's operating platform.

    Balance Sheet

    Total gross loans were $4.22 billion at March 31, 2005, compared to $4.06 billion at December 31, 2004. Excluding short-term holiday loans ($46 million) that paid off in the first quarter and RALs ($68.5 million), total gross loans increased to $4.15 billion at March 31, 2005 from $4.02 billion at December 31, 2004, an annualized growth rate of 13.5%. The growth in the loan portfolio during the first quarter of 2005 included 33% annualized growth in commercial equipment leasing, 25% annualized growth in residential real estate, and 14% annualized growth in the commercial real estate portfolio.
    Total deposits were $4.56 billion at March 31, 2005, compared to $4.51 billion at December 31, 2004, and $4.29 billion at March 31, 2004. Average noninterest-bearing demand deposits increased 10.7% to $1.34 billion during the first quarter of 2005, from $1.21 billion during the first quarter of 2004. Exclusive of deposits related to the RAL/RT program, average noninterest-bearing demand deposits increased 9.4% to $967.8 million during the first quarter of 2005, from $884.9 million during the first quarter of 2004.

    Asset Quality and Capital Ratios

    In the first quarter of 2005, the Company recorded a provision for credit losses (non-RALs) of $1.5 million, compared with a negative provision of $1.4 million for the same period last year. Provision for credit losses (non-RALs) in the first quarter of 2005 was lower than expected due to a continued improvement in the quality of the overall portfolio.
    At March 31, 2005, the allowance for credit losses (excluding
RALs) was $47.8 million, or 1.15% of total loans, compared to $54.0 million, or 1.33% of total loans, at December 31, 2004. This compares with the industry average of 1.47% of total loans for the Company's peer group. All peer group comparisons are based on data provided as of December 31, 2004.
    Exclusive of RALs, total nonperforming assets, which include nonperforming loans and OREO, were $28.0 million, or 0.46% of total assets, at March 31, 2005, an increase from $25.4 million at December 31, 2004. This compares with the Company's peer group average of 0.51% of total assets.
    The Company's ratio of allowance to nonperforming loans (excluding
RALs) was 191% at March 31, 2005, compared to 240% at December 31, 2004, and to the peer group average of 206%.
    Net charge-offs (excluding RALs) were $7.7 million for the three months ended March 31, 2005, compared with net charge-offs (excluding
RALs) of negative $0.9 million for the three months ended December 31, 2004. Short-term holiday loans ($3.6 million) and a large commercial credit ($3.4 million) accounted for the bulk of the charge-offs. Most of the losses from the holiday loans were provided for in the fourth quarter of 2004, and the loss from the commercial credit was provided for in various quarters in 2004.
    Annualized net charge-offs to total average loans (both excluding
RALs) were 0.76% for the three months ended March 31, 2005, compared with negative 0.09% for the three months ended December 31, 2004. This compares with the Company's peer group average of 0.49%.
    The Company's capital ratios continue to be above the well-capitalized guidelines established by bank regulatory agencies.

    Outlook

    Pacific Capital Bancorp increased its guidance for 2005. The Company now expects fully diluted earnings per share for the full year 2005 to range between $2.30 - $2.38. This is an increase from the previous guidance of $2.02 - $2.12. The increase in full year expectations reflects the Company's strong first quarter results and the postponement of stock option expensing, pursuant to the recent directive from the Securities and Exchange Commission. Since most of the EPS increase in the first quarter was attributable to the RAL and RT programs, the Company does not expect a similar level of EPS growth in the remaining quarters of 2005.
    Commenting on the outlook for 2005, Thomas said, "We believe we can continue to generate solid results throughout 2005, although we expect to receive approximately $100 million in commercial real estate loan payoffs in the second quarter that will significantly impact our level of loan growth.
    "We are taking a number of steps to extend our franchise and gain exposure to larger numbers of commercial and retail customers that fall within our targeted demographics. These include opening our third branch in the Salinas area, expanding the sales territory for our Commercial Banking Group to include the adjacent markets of the San Fernando Valley and San Jose, and increasing our presence in the San Luis Obispo market with our acquisition of First Bancshares, Inc. Collectively, we believe these efforts will positively impact our ability to maintain strong rates of loan, deposit and non-interest income growth in the future and achieve our long-term goal of 12% EPS growth per year," said Thomas.

    Conference Call and Webcast

    The Company will hold a conference call today at 11:00 a.m. Eastern time / 8:00 a.m. Pacific time, to discuss its first quarter 2005 results. To access a live webcast of the conference call, log on at the Shareholder Relations page of the Company's website at www.pcbancorp.com. For those who cannot listen to the live broadcast, a replay of the conference call will be available shortly after the call at the same location.
    Pacific Capital Bancorp is the parent company of Pacific Capital Bank, N.A., a nationally chartered bank that operates 46 branches under the local brand names of Santa Barbara Bank & Trust, First National Bank of Central California, South Valley National Bank, San Benito Bank and Pacific Capital Bank.

    Forward Looking Statements

    This press release contains forward-looking statements with respect to the financial condition, results of operation and business of Pacific Capital Bancorp. These include statements that relate to or are dependent on estimates or assumptions relating to the prospects of continued loan and deposit growth, improved credit quality, the health of the capital markets, the Company's de novo branching and acquisition efforts, the operating characteristics of the Company's income tax refund programs and the economic conditions within its markets. These forward-looking statements involve certain risks and uncertainties, many of which are beyond the Company's control. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) increased competitive pressure among financial services companies; (2) changes in the interest rate environment reducing interest margins or increasing interest rate risk; (3) deterioration in general economic conditions, internationally, nationally or in the State of California; (4) the occurrence of future terrorist acts; (5) reduced demand for or earnings derived from the Company's income tax refund loan and refund transfer programs; (6) legislative or regulatory changes adversely affecting the business in which Pacific Capital Bancorp engages; (7) unfavorable conditions in the capital markets; (8) difficulties in opening additional branches or integrating acquisitions; and (9) other risks detailed in reports filed by Pacific Capital Bancorp with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and Pacific Capital Bancorp does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

    Non-GAAP Amounts and Measures

    This press release contains amounts and ratios that are computed excluding the results of operations of the RAL/RT programs and/or exclude asset and liability balances related to those programs. Because they relate to the filing of individual tax returns, these programs are activities primarily during the first and third quarters of each year. These programs comprise one of the Company's operating segments for purposes of segment reporting in the Company's quarterly and annual reports to the SEC. The Company's Management believes analysts and investor find this information useful for the same reason that Management uses it internally, namely, it provides more comparability with virtually all of the rest of the Company's peers that do not operate such programs.
    The information that excludes balances and results of the RAL/RT programs is reconciled to the consolidated information prepared in accordance with Generally Accepted Accounting Principles in several tables at the end of this release.
    In addition to the non-GAAP measures computed related to the Company's balances and results exclusive of its RAL and RT programs, this filing contains other financial information determined by methods other than in accordance with GAAP. Management uses these non-GAAP measures in their analysis of the business and its performance. In particular, net interest income, net interest margin and operating efficiency are calculated on a fully tax-equivalent basis ("FTE"). Management believes that the measures calculated on a FTE basis provide a useful picture of net interest income, net interest margin and operating efficiency for comparative purposes. Net interest income and net interest margin on a FTE basis is determined by adjusting net interest income to reflect tax-exempt interest income on an equivalent before-tax basis. The efficiency ratio also uses net interest income on a FTE basis.


PACIFIC CAPITAL BANCORP
Summary Financial Data (Unaudited)
(In thousands except per share earnings):

                                             For the Three-Month
                                            Periods Ended March 31,
                                               2005         2004
Interest income from:
  Loans                                     $129,004     $ 86,624
  Securities                                  16,012       13,660
  Federal funds sold and
    resell agreements                            250          481
  Commercial paper                                --           --
      Total interest income                  145,266      100,765
Interest expense on:
  Deposits                                    13,740        8,988
  Federal funds purchased and
    repurchase agreements                      1,401          534
  Other borrowed funds                         7,742        5,375
      Total interest expense                  22,883       14,897
Net interest income
   before provision                          122,383       85,868
Provision for credit
  losses-RALs                                 37,527        8,954
Provision for credit
  losses--non RAL                              1,485       (1,370)
  Net interest income after
   provision for credit losses                83,371       78,284
Noninterest revenue:
  Service charges on deposits                  4,291        4,036
  Trust fees                                   4,355        4,054
  Refund transfer fees                        20,821       17,715
  Other service charges,
    commissions and fees, net                  7,857        5,824
  Net gain on sale of RALs                    26,023        2,945
  Net gain/(loss) on
    securities transactions                     (109)         (67)
  Other income                                 1,920        2,114
    Total noninterest revenue                 65,158       36,621
Operating expense:
  Salaries and benefits                       28,231       25,130
  Net occupancy expense                        4,079        3,552
  Equipment expense                            2,361        2,069
  Other expense                               18,837       16,365
    Total operating expense                   53,508       47,116
Income before income taxes                    95,021       67,789
Income taxes                                  35,615       25,198
    Net income                              $ 59,406     $ 42,591

Earnings per share - basic                  $   1.30     $   0.94
Earnings per share - diluted                $   1.29     $   0.93

Average shares for
  basic earnings per share                    45,778       45,374
Average shares for
  diluted earning per share                   46,123       45,817
Taxable equivalent adjustment               $  1,592     $  1,607

Net interest margin
  (tax-equivalent)                              8.20%        6.77%

Operating efficiency ratio                     28.27%       37.95%
  (tax-equivalent)

Return on average equity                       50.78%       42.15%
Return on average assets                        3.69%        3.09%

Charge-offs -- RAL                          $ 33,431     $ 10,270
Charge-offs -- non RAL                         9,720        5,053
Charge-offs -- total                        $ 43,151     $ 15,323

Recoveries -- RAL                           $  4,107     $  2,954
Recoveries -- non RAL                          2,048        2,335
Recoveries -- total                         $  6,155     $  5,289

Net charge-offs -- RAL                      $ 29,324     $  7,316
Net charge-offs -- non RAL                     7,672        2,718
Net charge-offs -- total                    $ 36,996     $ 10,034

Annualized net charge-offs
  to average loans - incl RAL                   3.25%        1.09%
Annualized net charge-offs
  to average loans - non RAL                    0.76%        0.33%


EOP Balance Sheet
(in thousands)                         As of      As of        As of
                                      3/31/05    12/31/04     3/31/04

ASSETS:
  Cash and due from banks          $  146,360  $  133,116  $  151,701
  Federal funds sold & repos               --          --          95
    Cash and cash equivalents         146,360     133,116     151,796
Securities - available-for-sale(a)  1,460,050   1,524,874   1,483,736
Loans:
  Commercial loans                    775,892     787,482     721,615
  Consumer loans (inc. home
   equity)                            515,303     552,687     422,535
  Tax refund loans                     68,548          --      52,106
  Leasing                             253,471     234,189     165,998
  Commercial real estate loans      1,638,611   1,583,437   1,500,319
  Residential real estate loans       957,468     901,679     823,344
  Other Loans                          11,262       2,820       8,250
    Total loans                     4,220,555   4,062,294   3,694,167
    Less: allowance for credit
     losses                            55,993      53,977      53,246
        Net loans                   4,164,562   4,008,317   3,640,921
Premises, equipment and other
 long-term
 assets                               103,835     100,282      77,144
Accrued interest receivable            24,406      24,000      21,158
Goodwill                              109,745     109,745     104,324
Other intangible assets                 4,536       5,321       7,659
Other assets                          168,333     119,130     142,937
        TOTAL ASSETS               $6,181,827  $6,024,785  $5,629,675

(a) Includes SFAS 115 adjustment for investment securities


LIABILITIES & SHAREHOLDERS' EQUITY:
(in thousands)                        As of       As of       As of
                                      3/31/05    12/31/04     3/31/04

Deposits:
   Noninterest bearing demand
    deposits                       $1,069,499  $1,013,772  $1,003,555
   Interest bearing deposit         3,488,517   3,498,518   3,287,940
      Total Deposits                4,558,016   4,512,290   4,291,495
Repos & FF purchased                  244,427     179,041      78,311
Long-term debt and other
 borrowings                           780,766     823,122     720,669
Obligations under capital lease         9,166       9,130          --
Other liabilities                      84,721      41,520      96,651
   Total Liabilities                5,677,096   5,565,103   5,187,126
Shareholders' equity                  504,731     459,682     442,549
   Total Liabilities and
    Shareholders' equity           $6,181,827  $6,024,785  $5,629,675

Actual shares
  outstanding at end of period         45,811      45,719      45,433
Book value per share               $    11.02  $    10.05  $     9.74
Tangible book value per share      $     8.52  $     7.57  $     7.33

Nonperforming assets:
  Loans past due 90 days or
     more and still accruing       $    1,059  $      820  $      506
  Nonaccrual loans                     23,984      21,701      34,761
  Total nonperforming loans            25,043      22,521      35,267
  Other real estate owned and
    other foreclosed assets             2,910       2,910          --
Total nonperforming assets         $   27,953  $   25,431  $   35,267
Nonperforming loans as a
    percentage of total loans
    (excl RAL)                           0.60%       0.55%       0.97%

Nonperforming assets as a
    percentage of total assets
    (excl RAL)                           0.46%       0.43%       0.67%

Allowance for non-RAL credit
 losses as a percentage of
 nonperforming loans                      191%        240%        146%

Allowance for non-RAL credit
 losses as a percentage of total
 loans                                   1.15%       1.33%       1.42%


Average balances for the
  last five quarters:
(in thousands)                        Average    Average     Average
                                       1Q05       4Q04        3Q04

ASSETS:
Earning Assets:
Federal funds sold & repos        $   38,950  $      393  $   41,596
Taxable securities(a)              1,282,010   1,312,123   1,287,004
 Tax-exempt securities(a)            187,811     185,455     181,982
  Total securities(a)              1,469,821   1,497,578   1,468,986
 Commercial loans                    781,204     778,128     755,784
 Consumer loans
    (inc. home equity)               531,010     509,710     472,466
 Tax refund loans                    528,533         515       2,507
 Leasing                             243,773     223,074     201,586
 Commercial real
  estate loans                     1,609,577   1,579,228   1,521,761
 Residential real
  estate loans                       925,719     886,492     856,216
 Other Loans                           2,584       3,091       7,866
    Total loans                    4,622,400   3,980,238   3,818,186
       Total earning assets        6,131,171   5,478,209   5,328,768
Non-earning assets
  (inc. credit loss allow)           388,089     429,240     426,965
       TOTAL(a)                    6,519,260   5,907,449   5,755,733
SFAS 115 Adj on Investment
   Securities                         13,592      20,966      (2,832)
TOTAL ASSETS                      $6,532,852  $5,928,415  $5,752,901

(a) Exclusive of SFAS 115 adj. for investment securities


LIABILITIES & SHAREHOLDERS' EQUITY:
Interest-bearing deposits:
 Savings and interest
  bearing transaction
  accounts                        $1,983,510  $2,002,500  $1,966,956
Time certificates of
 deposit                           1,562,145   1,495,094   1,478,049
Total interest-
  bearing deposits                 3,545,655   3,497,594   3,445,005
Repos & FF purchased                 216,715     127,916      59,133
Other borrowings                     874,160     784,071     763,174
Obligations under capital
 lease                                 9,140       7,672       7,655
 Total borrowed funds              1,100,015     919,659     829,962
  Total interest-
   bearing liabilities             4,645,670   4,417,253   4,274,967
Non-interest demand
 deposits                          1,341,535   1,010,492     999,924
Other liabilities                     71,225      46,593      46,863
Total liabilities                  6,058,430   5,474,338   5,321,754
Shareholders' equity                 474,422     454,077     431,147
       TOTAL                      $6,532,852  $5,928,415  $5,752,901

Average balances for the
  last five quarters:
(in thousands)                                    Average     Average
                                                    2Q04       1Q04

ASSETS:
Earning Assets:
Federal funds sold & repos                     $   37,312  $  176,849
Taxable securities(a)                           1,262,649   1,125,172
 Tax-exempt securities(a)                         183,620     185,822
  Total securities(a)                           1,446,269   1,310,994
 Commercial loans                                 733,655     697,951
 Consumer loans
    (inc. home equity)                            438,631     428,051
 Tax refund loans                                  25,312     384,967
 Leasing                                          175,668     155,298
 Commercial real
  estate loans                                  1,492,719   1,222,333
 Residential real
  estate loans                                    831,658     816,939
 Other Loans                                       11,335       4,456
    Total loans                                 3,708,978   3,709,995
       Total earning assets                     5,192,559   5,197,838
Non-earning assets
  (inc. credit loss allow)                        399,239     317,730
       TOTAL(a)                                 5,591,798   5,515,568
SFAS 115 Adj on Investment
   Securities                                      32,045      22,213
TOTAL ASSETS                                   $5,623,843  $5,537,781

(a) Exclusive of SFAS 115 adj. for investment securities


LIABILITIES & SHAREHOLDERS'
 EQUITY:
Interest-bearing deposits:
 Savings and interest
  bearing transaction
  accounts                                     $1,900,341  $1,730,866
Time certificates of
 deposit                                        1,420,863   1,393,960
Total interest-
  bearing deposits                              3,321,204   3,124,826
Repos & FF purchased                               94,635     200,576
Other borrowings                                  710,382     607,776
Obligations under capital
 lease                                                 --          --
 Total borrowed funds                             805,017     808,352
  Total interest-
   bearing liabilities                          4,126,221   3,933,178
Non-interest demand
 deposits                                         979,903   1,212,054
Other liabilities                                  76,440     (13,816)
Total liabilities                               5,182,564   5,131,416
Shareholders' equity                              441,279     406,365
       TOTAL                                    5,623,843  $5,537,781

Net Interest Income
  for the last 5       Actual     Actual    Actual    Actual    Actual
   quarters (tax        1Q05       4Q04      3Q04      2Q04      1Q04
   equivalent basis)

Interest Income:
  Commercial loans   $ 13,012   $12,259   $11,622   $10,433  $  9,672
  Consumer loans
     (inc. home
      equity)          10,003     9,765     7,585     7,255     7,906
  Tax refund loans     61,971        48        53     1,494    34,945
  Leasing loans         5,453     5,011     4,601     4,097     3,696
  Commercial real
   estate loans        25,847    24,716    24,605    22,056    18,912
  Residential real
   estate loans        12,841    12,302    12,014    11,594    11,582
  Other Loans              15        20        22        24        15
     Total loan
      income          129,142    64,121    60,502    56,953    86,728
  Taxable securities   13,400    13,784    13,470    11,908    11,029
  Tax-exempt
   securities           4,066     4,008     4,017     4,055     4,134
   Total securities
    income             17,466    17,792    17,487    15,963    15,163
   Fed Funds sold &
    repos                 250         1       163       103       481
     Total interest
      income          146,858    81,914    78,152    73,019   102,372

Interest expense:
  Interest-bearing
   deposits:
    Savings &
     interest
     bearing
     transaction
     accounts           4,145     3,655     3,442     2,902     2,430
    Time deposits       9,595     8,577     7,582     6,996     6,558
      Total
       interest-
       bearing
       deposits        13,740    12,232    11,024     9,898     8,988
  Repos & Fed funds
   purchased            1,401       616       216       223       534
  Other borrowings      7,742     7,046     7,184     5,875     5,375
    Total borrowings    9,143     7,662     7,400     6,098     5,909
      Total interest
       expense         22,883    19,894    18,424    15,996    14,897

Tax equivalent net
   interest income   $123,975   $62,020   $59,728   $57,023  $ 87,475
Tax equivalent
 adjustment            (1,592 )  (1,580)   (1,569)   (1,590)   (1,607)
Reported net
 interest income     $122,383   $60,440   $58,159   $55,433  $ 85,868

                               For the Three-Month
                              Periods Ended Mar. 31,
RAL Income Statement              2005       2004

Interest income               $  62,375  $  35,094
Interest expense                  1,884        735
Net interest income              60,491     34,359
Provision-RAL                    37,527      8,954
RT fees                          20,821     17,715
Gain on sale of loans            26,023      2,945
Other service charges,
    commissions and fees, net     4,622      2,916
Total noninterest income         51,467     23,576
Staff expense                     3,680      2,390
Other expense                     5,279      5,165
Noninterest expense               8,959      7,555
Income before income taxes       65,472     41,426
Income taxes                     27,531     17,420
Net income                       37,941     24,006

RAL AMOUNTS USED IN COMPUTATION OF NET INTEREST MARGIN EXCLUSIVE OF
 RALs

                                            Three Months Ended
                                              March 31, 2005
                                                            Excluding
(dollars in thousands)              Consolidated   RAL/RT     RAL/RT

Average consumer loans               $1,059,543  $528,533  $  531,010
Average loans                         4,622,400   528,533   4,093,867
Average total assets                  6,532,852   935,381   5,597,471
Average earning assets                6,131,171   615,343   5,515,828
Average certificates of deposit       1,562,145    51,527   1,510,618
Federal funds purchased                 179,342   174,675       4,667
FHLB advances and other long term
 debt                                   870,892    50,000     820,892
Average interest bearing
 liabilities                          4,645,670   276,202   4,369,468
Average equity                          474,422   131,619     342,803
Consumer loans interest income           71,974    61,971      10,003
Loan interest income                    129,004    61,971      67,033
Interest income                         145,266    62,375      82,891
Interest expense                         22,883     1,884      20,999
Net interest income                     122,383    60,491      61,892
Tax equivalent adjustment                 1,592        --       1,592

                                            Three Months Ended
                                              March 31, 2004
                                                             Excluding
(dollars in thousands)             Consolidated   RAL/RT       RAL/RT

Average consumer loans              $  813,018  $384,967   $  428,051
Average loans                        3,709,995   384,967    3,325,028
Average total assets                 5,537,781   695,449    4,842,332
Average earning assets               5,197,838   583,639    4,614,199
Average certificates of deposit      3,124,826    42,187    3,082,639
Federal funds purchased                182,555   351,633     (169,078)
Average interest bearing
 liabilities                         3,933,178   393,820    3,539,358
Average equity                         406,365    64,819      341,546
Consumer loans interest income          42,851    34,945        7,906
Loan interest income                    86,624    34,945       51,679
Interest income                        100,765    35,094       65,671
Interest expense                        14,897       735       14,162
Net interest income                     85,868    34,359       51,509
Tax equivalent adjustment                1,607        --        1,607

                                            Three Months Ended
                                            December 31, 2004
                                                             Excluding
(dollars in thousands)               Consolidated  RAL/RT      RAL/RT

Average consumer loans                $  510,225  $   515  $  509,710
Average loans                          3,980,238      515   3,979,723
Average total assets                   5,928,415   91,224   5,837,191
Average earning assets                 5,478,209   19,834   5,458,375
Average certificates of deposit        1,495,094      913   1,494,181
FHLB advances and other long term
 debt                                    780,049    6,522     773,527
Average interest bearing liabilities   4,417,253    7,435   4,409,818
Average equity                           454,077   64,862     389,215
Consumer loans interest income             8,927       48       8,879
Loan interest income                      61,048       48      61,000
Interest income                           77,404       48      77,356
Interest expense                          19,894      130      19,764
Net interest income                       57,510      (82)     57,592
Tax equivalent adjustment                  1,580       --       1,580


RECONCILIATION OF OTHER AMOUNTS WITH AND WITHOUT RAL/RT AMOUNTS


                                           Three Months Ended
                                             March 31, 2005
                                                             Excluding
(dollars in thousands)              Consolidated    RAL/RT      RAL/RT

Other service charges,
   commissions and fees              $    7,857  $   4,622  $    3,235
Noninterest revenue                      65,158     51,467      13,691
Operating expense                        53,508      8,959      44,549
Provision for credit losses              39,012     37,527       1,485
Income before taxes                      95,021     65,472      29,549
Provision for income tax                 35,615     27,531       8,084
Net income                               59,406     37,941      21,465


                                           Three Months Ended
                                             March 31, 2004
                                                             Excluding
(dollars in thousands)              Consolidated    RAL/RT      RAL/RT

Other service charges,
   commissions and fees              $    5,824   $  2,916  $   2,908
Noninterest revenue                      36,621     23,576     13,045
Operating expense                        47,116      7,555     39,561
Provision for credit losses               7,584      8,954     (1,370)
Income before taxes                      67,789     41,426     26,363
Provision for income tax                 25,198     17,420      7,778
Net income                               42,591     24,006     18,585


                                           Three Months Ended
                                           December 31, 2004
                                                             Excluding
(dollars in thousands)             Consolidated    RAL/RT      RAL/RT

Other service charges,
   commissions and fees              $    4,269   $    908  $   3,361
Noninterest revenue                      12,393        960     11,433
Operating expense                        45,398      2,763     42,635
Provision for credit losses               1,748       (486)     2,234
Income before taxes                      22,757     (1,399)    24,156
Provision for income tax                  8,510       (588)     9,098
Net income                               14,247       (811)    15,058

Net recoveries                           (1,063)      (197)      (866)


RATIOS INCLUDING AND EXCLUDING RAL/RT

                             Three Months Ended     Three Months Ended
                              March 31, 2005         March 31, 2004
                                      Excluding              Excluding
                         Consolidated RALs/RTs  Consolidated RALs/RTs
Return on average assets        3.69%     1.56%        3.09%     1.54%
Return on average equity       50.78%    25.39%       42.15%    21.89%
Operating efficiency           28.27%    57.64%       37.95%    59.73%
Net interest margin             8.20%     4.67%        6.77%     4.63%


                               Three Months Ended
                               December 31, 2004
                                             Excluding
                              Consolidated     RALs
Return on average assets          0.96%        1.03%
Return on average equity         12.48%       15.39%
Operating efficiency             63.04%       59.94%
Net interest margin               4.29%        4.31%


                                              March 31, 2005
End of Period Balances                                       Excluding
(dollars in thousands)              Consolidated   RAL/RT      RAL/RT

Total loans                           $4,220,555  $ 68,548  $4,152,007
Noninterest bearing deposits           1,069,499    99,904     969,595
Total deposits                         4,558,016    99,904   4,458,112
FHLB advances and other long term debt   777,848    50,000     727,848


                                              March 31, 2004
End of Period Balances                                       Excluding
(dollars in thousands)             Consolidated    RAL/RT      RAL/RT

Total loans                          $3,694,167   $ 52,106  $3,642,061
Noninterest bearing deposits          1,003,555     88,153     915,402
Total deposits                        4,291,495     90,153   4,201,342


                                              December 31, 2004
End of Period Balances                                       Excluding
(dollars in thousands)             Consolidated    RAL/RT      RAL/RT

Total loans                          $4,062,294   $     --  $4,062,294
Noninterest bearing deposits          1,013,772     16,153     997,619
Total deposits                        4,512,290     16,153   4,496,137
FHLB advances and other long term debt  808,234     50,000     758,234


    CONTACT: Pacific Capital Bancorp
             Debbie Whiteley (Investor Relations), 805-884-6680
             Debbie.Whiteley@pcbancorp.com